[Letterhead of Baum & Company, P.A.]

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Process Equipment, Inc.
Commission File #0-18980

Dear Sir/Madam:

Baum & Company, P.A. ("Baum") previously was engaged by Process Equipment, Inc. (the "Company") as the Company's principal accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Company's Form 8-K regarding an event occurring on May 12, 2004:

- Baum agrees with the Company's statement in paragraph one of Item 4 that Baum has been replaced on May 12, 2004.

- Baum is not in a position to agree or disagree with the Company's statements in paragraph one of Item 4 regarding recommendation and approval of the Company's Board of Directors regarding the Company's engagement of Rotenberg & Co. LLP.

-        Baum has had no contact from Rotenberg & Co. LLP regarding the Company.

- Baum is not in a position to agree or disagree with the Company's statements in paragraph five on Item 4 regarding consultation between the Company and Rotenberg & Co. LLP.

Very Truly Yours,

/s/ Baum & Company, P.A.
--------------------------------
Baum & Company, P.A.
Coral Springs, Florida
May 18, 2004